CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                    TOP FLIGHT SOFTWARE, INC.

          I, the undersigned, Cornelius A. Hodman, President and Secretary, of Top Flight Software, Inc., a Nevada corporation (the "Corporation"), do hereby certify:
                                I
          Pursuant to Section 78.390 of the Nevada Revised Statutes, Article
I of the Articles of Incorporation of the Corporation shall be amended as follows:
                            ARTICLE I
          The name of the Corporation is "Endo Global Corp."
                                II
          The foregoing amendment was adopted by Unanimous Consent of the sole member of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of Majority Stockholder pursuant to Section
78.320 of the Nevada Revised Statutes.
                               III
          The number of shares entitled to vote on the amendment was 2,775,000.
                                IV
          The number of shares voted in favor of the amendment by consent was 2,500,000, with none opposing and none abstaining.

                              /S/Cornelius A. Hodman
                              _______________________________________
                              Cornelius A. Hodman, President and
                              Secretary

STATE OF IDAHO      )
                    )  ss
COUNTY OF Bannock   )

          On the 21 day of October, 1998, personally appeared before me, a Notary Public, Cornelius A. Hodman, who acknowledged that he is the President and Secretary of Top Flight Software, Inc., and that he is authorized to and did execute the above instrument.

                              /s/Candy Taylor
                              __________________________________________
                              NOTARY PUBLIC

     (Notary Seal)